EXHIBIT 99.1

July 30, 2010

From the Chairman's Desk

Intellectual property is the lifeblood of any technology company, and we are no exception. Securing and protecting patents that we own, as well as those that we license is a high priority. I am proud to say that we have amassed a patent portfolio that covers a broad range of PFC applications for diagnostic and therapeutic products for humans and animals. In fact, we own or in-license the rights to 8 U.S. and foreign patents. In addition, we have numerous U.S. patent applications pending that are complemented by the appropriate foreign patent applications related to our product candidates and proprietary processes, methods and technologies.

You may be wondering why I am writing about IP strategy today. The answer is simple.

For OXBT, the research activity that is occurring in the PFC field -- both internally at OXBT and externally at say the U.S. Naval Medical Research Center, the University of Miami or Virginia Commonwealth University -- may impact your investment positively if (and, optimistically, when) PFC-based products are commercialized. Specifically, this week we were pleased to learn of the recent PFC research activity being undertaken at Virginia Commonwealth University that involves the use of the PFC PHER-O2for preclinical trials. An announcement from their PFC supplier said the VCU preclinical work will be focused on traumatic brain injury, traumatic spinal cord injury, organ preservation and other areas covered by our licensing agreement with VCU.

Why is this positive for OXBT and shareholders? Our license with VCU provides us with rights to discoveries that lead to commercial PFC-based diagnostics and therapeutic products for humans and animals, particularly in the fields of traumatic brain injury, traumatic spinal cord injury, stroke, organ preservation and intravenous enhanced oxygen and many other indications. If they succeed, patients succeed...and we succeed. The big question is if. Clinical research is extremely risky and costly. Furthermore, regulatory hurdles even for a phase I study are extremely high.

Our mission is to research, develop and market oxygen-related therapies. In doing so, we intend to set the standard in the mitigation of loss of life or health due to a lack of oxygen. OXBT and our shareholders benefit if that mission is achieved through internal or external programs, due to implementation of a comprehensive intellectual property strategy.

Sincerely,

Chris Stern

Caution Regarding Forward-Looking Statements

This letter contains certain forward-looking statements by the company that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. These statements include those referring to the Company's issued patents and the issuance of patents now pending, plans for the expansion of the Company's product line and the timing of the introduction of those new products. Matters beyond the company's control could lead to delays in the new product introductions and customer acceptance of these new products. Furthermore, there can be no assurance that such plans will lead to meaningful sales of the Company's products or generate any revenue for the company. The Company disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.